Exhibit 6.14

EXHIBIT A

Summary of Purchase and Other Terms

Capitalized terms used herein and not defined herein shall have the meaning set forth in the Purchase, Bill of Sale and Co-Ownership Agreement (the “Agreement”) to which this Exhibit A is attached

1.	Thoroughbred: Thoroughbred horse PENSACOLA (2020) by Into Mischief out of Stormy Regatta by Midshipman (the “Thoroughbred”).

2.	Interest: An undivided ten percent (10%) fractional interest.

3.	Purchase Price: $60,000.00

4.	Ownership of Thoroughbred After Transfer:

WinStar Farm, LLC (“Seller”):	70%

Commonwealth Thoroughbreds, LLC (“Buyer”):	10%

Other	20%

5.	Silks: The name and silks under which the Thoroughbred shall race shall be as follows:

The Thoroughbred shall race in the silks and colors of WinStar Farm, LLC. The Thoroughbred shall race in the names of WinStar Farm, LLC, CMNWLTH, and such other applicable owners.

6.	Other:

6.1. Buyer has physically inspected the Thoroughbred and is satisfied with the physical inspection. The Buyer has caused, or declined to cause, the Thoroughbred to be examined by a licensed veterinarian acceptable to Buyer and Buyer’s insurance company, and, if applicable, has obtained from said veterinarian an opinion, satisfactory to Buyer, in its sole discretion, certifying that the Thoroughbred is suitable for racing and is otherwise an acceptable horse for Buyer and is fully insurable.

6.2. Upon the closing of the Interest, Seller and Buyer shall execute and deliver to each other a Bill of Sale and Assignment containing all of the standard warranties of title and disclaimers of all other warranties and evidencing the conveyance of the Interest to Buyer.

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6.3. Seller hereby represents and warrants to Buyer that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Seller is bound, any judgment, decree, order or award of any court, governmental body or arbitrator to which Seller is bound. Seller is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

6.4. Buyer hereby represents and warrants to Seller that the consummation of the transactions contemplated in the Agreement and this Exhibit A, the execution of the Agreement and this Exhibit A and the fulfillment of the terms thereof and hereof will not result in any breach of the terms and the provisions of, nor constitute a default under, nor conflict with, any material agreement or other instrument to which Buyer is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator to which Buyer is bound. Buyer is a limited liability company with full capacity and power and authority to execute, deliver and perform the Agreement and this Exhibit A and all other documents referred to herein.

6.5. BUYER HEREBY ACCEPTS RISK OF LOSS AND TITLE TO THE INTEREST IN THE THOROUGHBRED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS.

6.6. This Exhibit A shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

6.7. This Exhibit A may be executed in multiple counterparts, none of which need contain the signatures of all parties hereto, and all of which counterparts together shall constitute one and the same instrument.

[Signature Page to Exhibit A Follows]

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In Witness Whereof, the undersigned have duly executed this Exhibit A, or have caused this Exhibit A to be executed by its duly authorized representative, as of August 22, 2022.

WinStar Farm, LLC,
a Kentucky limited liability company

By:	/s/ Elliot Walden

Name:	Elliot Walden

Title:	CEO

(“Seller”)

Commonwealth Thoroughbreds, LLC, a Delaware limited liability company

By:	/s/ Brian Doxtator

Name:	Brian Doxtator

Title:	Managing Member

(“Buyer”)

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